EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.682.8200 Media Contact: Michael Fox 203.682.8200	Sally Smith – President and CEO Mary Twinem – CFO

Buffalo Wild Wings, Inc. Files Annual Report on Form 10-K

– Determines No Prior Year Restatement Required –

– Revises 2004 Earnings –

Minneapolis, Minnesota, March 28, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD) today announced that it has filed its annual report on Form 10-K and has determined that restatement of previously issued financial statements is not required.

On March 7, 2005, Buffalo Wild Wings issued a press release and filed a Form 8-K with the Securities and Exchange Commission announcing that, based on the views expressed by the Office of the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants, its accounting for leases did not conform with U.S. generally accepted accounting principles. In that release, the Company stated that it would delay the filing of its annual report on Form 10-K and restate previously-issued financial statements.

Since the March 7 press release, the SEC has provided further guidance regarding the accounting for construction period and preopening lease costs. As a result of this guidance, the Company adopted an accounting policy to capitalize lease costs during the construction period and adjusted the fourth quarter financial results disclosed in its February 10, 2005 press release, and therefore will not need to restate its prior year financial statements.

As a result of these adjustments, earnings per share for the fourth quarter of 2004 and for the fiscal year ended December 26, 2004 decreased from $0.30 and $0.86 to $0.28 and $0.84, respectively. The adjusted results are included in the Company’s annual report on Form 10-K for its fiscal year ended December 26, 2004 filed with the SEC today.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with over 315 restaurants in 32 states.

###